Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator of
Compass Bancshares, Inc. Employee Stock Ownership Plan
We consent to the incorporation by reference in the Registration Statements (Nos. 333-60725, 333-81371 and 333-90798) on Form S-3 and Registration Statements (Nos. 33-57003, 33-65437, 333-15115, 333-15117, 333-67835, 333-86455, 333-90806, 333-101674, 333-101975 and 333-135154) on Form S-8 of Compass Bancshares, Inc. of our report dated June 23, 2006, with respect to the statements of net assets available for benefits of Compass Bancshares, Inc. Employee Stock Ownership Plan as of December 31, 2005, the related statements of changes in net assets available for benefits for the year then ended, and the related supplemental schedules as of December 31, 2005, which appears in the December 31, 2005, annual report on Form 11-K of Compass Bancshares, Inc. Employee Stock Ownership Plan.
/s/ Dixon Hughes PLLC
Birmingham, Alabama
June 23, 2006